    Press Release

UGI Reports Record Fiscal 2021 Results
Issues Fiscal 2022 Guidance
NOVEMBER 18, 2021

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) reported financial results for the fiscal year ended September 30, 2021 and provided guidance for fiscal year 2022.

HEADLINES

•Record GAAP net income of $1,467 million and adjusted net income of $629 million compared to GAAP net income of $532 million and adjusted net income of $561 million in the prior year.
•Record GAAP diluted earnings per share (“EPS”) of $6.92 and adjusted diluted EPS of $2.96 compared to GAAP diluted EPS of $2.54 and adjusted diluted EPS of $2.67 in the prior year.
•Reportable segments earnings before interest expense and income tax1    ("EBIT") of $1,134 million compared to $1,029 million in the prior year.
•Fiscal year performance at the top end of our revised guidance range issued on May 5, 2021, prior to $0.03 non-cash adjustment on equity units issued in May 2021 now reflecting the required if-converted method2.
•Completed the strategic acquisition of Mountaineer Gas Company, the largest gas local distribution company in West Virginia, adding approximately 6,200 miles of pipelines and nearly 214,000 customers.
•Committed investment of over $100 million to renewable natural gas ("RNG") projects in the U.S.
•Issued Fiscal 2022 adjusted diluted EPS guidance range of $3.05 - $3.253 while reiterating our long-term 6% - 10% EPS growth rate target.

"Our solid Fiscal 2021 results reflect the strength of our diversified business and the commitment and resiliency of our employees," said Roger Perreault, President and Chief Executive Officer of UGI Corporation. "We are proud to have delivered record adjusted diluted EPS of $2.96 and strong value creation for the year, while also making progress on environmental, social and governance (“ESG”) initiatives. During Fiscal 2021, we completed the acquisition of Mountaineer Gas Company and deployed a record level of capital at UGI Utilities. Midstream & Marketing entered into several partnerships to produce RNG, with over $100 million committed during the year. We also made great progress to improve the weather resiliency of our business and enhance customer experience through our LPG business transformation initiatives.

"Further demonstrating our commitment to sustainability, we established a dedicated ESG team and committed to reducing Scope I greenhouse gas emissions by 55% by 2025 using 2020 as the base year. We made great strides in advancing Belonging, Inclusion, Diversity and Equity ("BIDE") and were pleased to increase our domestic spend and commitment with diverse suppliers by over 20%.

"As we turn to Fiscal 2022, we are well positioned to drive growth and create value for our investors, customers and employees. Our strategy of delivering reliable earnings growth, investing in renewable energy solutions and rebalancing our portfolio is delivering results. We will continue to execute our strategy to deliver on our long-term commitment of 6 to 10% EPS growth and 4% dividend growth. We look forward to discussing our long-term outlook at our Virtual Investor Day in December."
STRATEGIC ACCOMPLISHMENTS

•Reliable Earnings Growth
•UGI Utilities invested a record level of capital ($394 million) and added over 12,000 residential and commercial heating customers in Pennsylvania
•Completed the acquisition of Mountaineer Gas Company which increased rate base to approximately $3 billion
•Midstream & Marketing expanded its interest in the Appalachian basin natural gas gathering systems with the Pine Run investment and continued to generate significant fee-based income
•UGI International generated record financial results, increasing EBIT by 22% over the prior year, and realized €14 million in annual benefits from the business transformation initiatives

•AmeriGas achieved over 9% growth in national account volumes and $78 million in incremental annual benefits from the business transformation initiatives

•Renewables:
•Committed over $100 million to renewable natural gas projects in Idaho, New York, Ohio, Kentucky and South Dakota
•Announced an intended joint venture to advance the production and use of Renewable Dimethyl Ether (“rDME”), a low-carbon sustainable liquid gas, in the LPG industry in the US and Europe. The aggregate investment of both joint venture participants is estimated to be up to $1 billion and is expected to involve third party investment

•Rebalance: Progressed on our objective to rebalance our portfolio through the aforementioned Mountaineer Gas acquisition and investments in replacement and betterment, Pine Run Midstream asset and renewables
2022 OUTLOOK
UGI provides an adjusted EPS guidance range of $3.05 - $3.253 per diluted share for the fiscal year ending September 30, 2022. This guidance range assumes normal weather, the current tax regime and includes the negative impact of approximately $0.06 per diluted share related to the accounting for the equity units2 issued in May 2021.
UGI will discuss its strategy and longer-term financial outlook at its Virtual Investor Day on Thursday, December 2, 2021.

EARNINGS CALL and WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2021 earnings and other current activities at 9:00 AM ET on Friday, November 19, 2021. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://edge.media-server.com/mmc/p/9r7ezwun or by visiting the company website https://www.ugicorp.com and clicking on Investor Relations. A telephonic replay will be available from 12:00 PM ET on November 19 through 11:59 PM ET on November 26. The replay may be accessed at 855-859-2056 and internationally at +1 404-537-3406, conference ID 8651785.

CONTACT INVESTOR RELATIONS
610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, natural gas utilities in West Virginia, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas in the Mid-Atlantic region of the United States and California and internationally in France, Belgium, the Netherlands and the UK.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses “adjusted net income attributable to UGI Corporation” and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. Management believes that these non-GAAP measures provide meaningful information to investors about UGI’s performance because they eliminate the impacts of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1Reportable segments earnings before interest expense and income taxes represents an aggregate of our reportable operating segment level EBIT as determined in accordance with GAAP.

2The shares associated with the $220 million equity units issued in May 2021 were previously accounted for using the treasury stock method (in accordance with market practice at the time) and excluded from the calculation of weighted average shares outstanding. Fiscal 2021 results and fiscal 2022 guidance include the dilutive impact of adding underlying shares to our calculation using the if-converted method.

3Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments we cannot reconcile the fiscal year 2022 adjusted diluted earnings per share guidance, a non-GAAP measure, to diluted earnings per share guidance, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended). Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions (including increasingly uncertain weather patterns due to climate change) and the seasonal nature of our business; cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil as well as the availability of LPG cylinders; increased customer conservation measures; the impact of pending and future legal or regulatory proceedings, inquiries or investigations, liability for uninsured claims and for claims in excess of insurance coverage; domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East and the withdrawal of the United Kingdom from the European Union, and foreign currency exchange rate fluctuations (particularly the euro); the timing of development of Marcellus and Utica Shale gas production; the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business; our ability to successfully integrate acquired businesses and achieve anticipated synergies; the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack; the inability to complete pending or future energy infrastructure projects; our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future transformation initiatives including the impact of customer disruptions resulting in potential customer loss due to the transformation activities; uncertainties related to the global pandemics, including the duration and/or impact of the COVID-19 pandemic; and the extent to which we are able to utilize certain tax benefits currently available under the CARES Act and similar tax legislation and whether such benefits will remain available in the future.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)
AmeriGas Propane

For the year ended September 30,	2021	2020	Increase (Decrease)
Revenues	$2,614	$2,381	$233	10%
Total margin (a)	$1,397	$1,421	$(24)	(2)%
Operating and administrative expenses	$869	$890	$(21)	(2)%
Operating income / earnings before interest expense and income taxes	$385	$373	$12	3%

Retail gallons sold (millions)	968	987	(19)	(2)%
Heating degree days - % (warmer) than normal	(2.8)%	(0.7)%
Capital expenditures	$130	$135	$(5)	(4)%
•Retail gallons sold decreased 2% compared to Fiscal 2020 primarily due to the effects of COVID-19 on commercial volumes, structural conservation, and other residual volume loss.
•Total margin decreased $24 million primarily reflecting lower retail volumes sold and lower non-propane margin principally due to lower fees and services, partially offset by higher average propane margins including effective margin management efforts.
•Operating and administrative expenses decreased by $21 million in Fiscal 2021 primarily due to benefits achieved from the LPG transformation initiatives.
•Operating income and EBIT increased $12 million reflecting higher other income, lower operating and administrative expenses and lower depreciation expenses, partially offset by lower total margin.

UGI International

For the year ended September 30,	2021	2020	Increase
Revenues	$2,651	$2,127	$524	25%
Total margin (a)	$1,053	$908	$145	16%
Operating and administrative expenses	$622	$545	$77	14%
Operating income	$314	$241	$73	30%
Earnings before interest expense and income taxes	$317	$259	$58	22%

LPG retail gallons sold (millions)	792	757	35	5%
Heating degree days - % colder (warmer) than normal	0.4%	(12.7)%
Capital expenditures	$107	$89	$18	20%
Base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During Fiscal 2021 and Fiscal 2020, the average unweighted euro-to-dollar translation rates were $1.20 and $1.12, respectively, and the average unweighted British pound sterling-to-dollar translation rate were $1.37 and $1.28, respectively.
•Total LPG retail volume increased 5% largely due to weather that was 14.1% colder than the prior-year. The increased volume reflects higher bulk volumes including the recovery of certain volume decreases due to the COVID-19 pandemic.
•Total margin increased $145 million primarily due to higher retail LPG gallons sold, higher average LPG unit margins including the effects of margin management efforts, and the translation effects of the stronger euro.
•Operating and administrative expenses increased $77 million reflecting higher costs attributable to increased volumes and the translation effects of the stronger euro.
•Operating income increased $73 million due to higher total margin partially offset by the increase in operating and administrative expenses, and reflects the translation effects of the stronger euro ($38 million).
•EBIT increased $58 million due to the higher operating income, partially offset by lower realized gains on foreign currency exchange contracts ($14 million).

Midstream & Marketing

For the year ended September 30,	2021	2020	Increase (Decrease)
Revenues	$1,406	$1,247	$159	13%
Total margin (a)	$373	$355	$18	5%
Operating and administrative expenses	$129	$140	$(11)	(8)%
Operating income	$160	$140	$20	14%
Earnings before interest expense and income taxes	$190	$168	$22	13%

Heating degree days - % (warmer) than normal	(6.9)%	(4.5)%
Capital expenditures	$43	$93	$(50)	(54)%
•Total margin increased $18 million in Fiscal 2021 reflecting increased margins from capacity management ($24 million) largely driven by the timing of mark to market contract settlements, gas gathering activities and renewable energy marketing activities ($7 million). These increases were partially offset by the absence of margins attributable to HVAC and Conemaugh that were divested in Fiscal 2020 ($29 million).

•Operating and administrative expenses decreased $11 million largely due to lower expenses attributable to the divested assets, partially offset by higher employee and benefit-related costs and expenses for new assets placed into service.

•Operating income increased $20 million compared to the prior year reflecting higher total margin and lower operating and administrative expenses, partially offset by an adjustment to the contingent consideration related to the GHI acquisition ($9 million).

•EBIT increased $22 million primarily due to an increase in operating income and incremental equity income from the investment in Pine Run.

UGI Utilities

For the year ended September 30,	2021 (b)	2020	Increase (Decrease)
Revenues	$1,079	$1,030	$49	5%
Total margin (a)	$616	$577	$39	7%
Operating and administrative expenses	$254	$239	$15	6%
Operating income	$241	$229	$12	5%
Earnings before interest expense and income taxes	$242	$229	$13	6%

Natural gas system throughput - billions of cubic feet
Core market	77	75	2	3%
Total	311	310	1	—%
Natural gas heating degree days - % (warmer) than normal	(7.9)%	(6.9)%
Capital expenditures	$394	$348	$46	13%
•Natural gas core market throughput increased 3% reflecting continued customer growth, recovery of certain volume decreases attributable to COVID-19 and incremental volume from the Mountaineer acquisition.
•Total margin increased $39 million during Fiscal 2021 due to higher natural gas margin ($34 million) and Electric Utility. The increase in total natural gas margin reflects higher core market margin ($18 million) including the effects of the increase in base rates that became effective in 2021 as part of a phased approach, margin from the Mountaineer acquisition ($6 million) and large delivery service customers.
•Operating and administrative expenses increased $15 million reflecting the impact of the Mountaineer acquisition ($7 million) and higher contracted labor expenses and employee costs.
•Depreciation expense increased $14 million due to increased distribution system and IT capital expenditure activity and the incremental impact of Mountaineer.
•EBIT increased $13 million reflecting higher total margin ($39 million) partially offset by increased operating and administrative expenses ($15 million) and depreciation expense ($14 million).

(a) Total margin represents total revenue less total cost of sales. In the case of UGI Utilities, total margin is also reduced by certain revenue-related taxes. In the case of UGI International, total margin represents total revenues less total cost of sales and in Fiscal 2020, LPG cylinder filling costs of $28 million. For financial statement purposes, LPG cylinder filling costs in Fiscal 2020 are included in "Operating and administrative expenses" on the Consolidated Statements of Income (but excluded from operating and administrative expenses presented above). For financial statement purposes, LPG cylinder filling costs in Fiscal 2021 are included in "Cost of Sales".
(b) Includes Mountaineer Gas Company acquired on September 1, 2021.

REPORT OF EARNINGS - UGI CORPORATION

(Millions of dollars, except per share) Unaudited	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Revenues:
AmeriGas Propane	$482	$398	$2,614	$2,381
UGI International	545	401	2,651	2,127
Midstream & Marketing	320	230	1,406	1,247
UGI Utilities	156	129	1,079	1,030
Corporate & Other (a)	(65)	(34)	(303)	(226)
Total revenues	$1,438	$1,124	$7,447	$6,559
Earnings (loss) before interest expense and income taxes:
AmeriGas Propane	$(6)	$(17)	$385	$373
UGI International	(9)	12	317	259
Midstream & Marketing	10	7	190	168
UGI Utilities	(3)	—	242	229
Total reportable segments	(8)	2	1,134	1,029
Corporate & Other (a)	812	56	1,165	(40)
Total earnings before interest expense and income taxes	804	58	2,299	989
Interest expense:
AmeriGas Propane	(39)	(40)	(159)	(164)
UGI International	(6)	(8)	(27)	(31)
Midstream & Marketing	(11)	(8)	(42)	(42)
UGI Utilities	(14)	(13)	(56)	(54)
Corporate & Other, net (a)	(7)	(6)	(26)	(31)
Total interest expense	(77)	(75)	(310)	(322)
Income (loss) before income taxes	727	(17)	1,989	667
Income tax (expense) benefit (b)	(202)	27	(522)	(135)
Net income including noncontrolling interests	525	10	1,467	532
Deduct net income attributable to noncontrolling interests	—	(1)	—	—
Net income attributable to UGI Corporation	$525	$9	$1,467	$532
Earnings per share attributable to UGI Corporation shareholders:
Basic	$2.51	$0.05	$7.02	$2.55
Diluted	$2.43	$0.05	$6.92	$2.54
Weighted Average common shares outstanding (thousands):
Basic	209,444	208,655	209,063	208,928
Diluted	215,991	209,357	212,126	209,869
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$(36)	$(42)	$168	$156
UGI International	(1)	36	221	173
Midstream & Marketing	—	(1)	107	92
UGI Utilities	(13)	(11)	144	136
Corporate & Other (a)	575	27	827	(25)
Total net income attributable to UGI Corporation	$525	$9	$1,467	$532
(a)Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)Income tax expense for the twelve months ended September 30, 2021 includes $23 million income tax benefit from adjustments due to a step-up in tax basis in Italy as a result of tax legislation.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share
(unaudited)

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

Fiscal Year Ended September 30,	2021	2020
Adjusted net income attributable to UGI Corporation (millions):
Net income attributable to UGI Corporation	$1,467	$532
Net gains on commodity derivative instruments not associated with current-period transactions (net of tax of $389 and $35, respectively)	(1,001)	(82)
Unrealized (gains) losses on foreign currency derivative instruments (net of tax of $2 and $(10), respectively)	(6)	26
Acquisition and integration expenses associated with the CMG Acquisition (net of tax of $0 and $(1), respectively)	—	1
Business transformation expenses (net of tax of $(27) and $(17), respectively)	74	45
Loss on disposals of Conemaugh and HVAC (net of tax of $0 and $(15), respectively)	—	39
Acquisition and integration expenses associated with the Mountaineer Acquisition (net of tax of $(4) and $0, respectively)	10	—
Impairment of customer relationship intangible (net of tax of $(5) and $0, respectively)	15	—
Impairment of investment in PennEast (net of tax of $0 and $0, respectively)	93	—
Impact of change in Italian tax law	(23)	—
Total adjustments (1) (2)	(838)	29
Adjusted net income attributable to UGI Corporation	$629	$561

Adjusted diluted earnings per share:
UGI Corporation earnings per share - diluted	$6.92	$2.54
Net gains on commodity derivative instruments not associated with current-period transactions	(4.72)	(0.39)
Unrealized (gains) losses on foreign currency derivative instruments	(0.03)	0.12
Acquisition and integration expenses associated with the CMG Acquisition	—	0.01
LPG business transformation expenses	0.35	0.21
Loss on disposals of Conemaugh and HVAC	—	0.18
Acquisition and integration expenses associated with the Mountaineer Acquisition	0.04	—
Impairment of customer relationship intangible	0.07	—
Impairment of investment in PennEast	0.44	—
Impact of change in Italian tax law	(0.11)	—
Total adjustments (1)	(3.96)	0.13
Adjusted diluted earnings per share	$2.96	$2.67

(1)Corporate & Other includes certain adjustments made to our reporting segments in arriving at net income attributable to UGI Corporation. These adjustments have been excluded from the segment results to align with the measure used by our chief operating decision maker in assessing segment performance and allocating resources.
(2)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.